Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:27 PM 05/04/2012 FILED 01:20 PM 05/04/2012 SRV 120512557 – 5067789 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TAYLOR & MARTIN GROUP, INC.

Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware

Taylor & Martin Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is Taylor & Martin Group, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 18, 2011.

2.	This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this corporation, as heretofore amended or supplemented, and was duly proposed by the directors of the corporation and adopted by the stockholders of the corporation in the manner and by the vote prescribed by Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.	The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the corporation is Taylor & Martin Group, Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1675 S. State Street, Suite B, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Capitol Services, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 375,000,000, consisting of 62,500,000 shares of preferred stock, par value $0.01 per share (hereinafter referred to as “Preferred Stock”), and 312,500,000 shares of common stock, par value $0.00001 per share (hereinafter referred to as “Common Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)	The designation of the series, which may be by distinguishing number, letter or title.

(b)	The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(c)	The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(d)	Dates at which dividends, if any, shall be payable.

(e)	The redemption rights and price or prices, if any, for shares of the series.

(f)	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(g)	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(h)	Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(i)	Restrictions on the issuance of shares of the same series or of any other class or series.

(j)	The voting rights, if any, of the holders of shares of the series.

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, (x) the holders of shares of Common Stock shall be entitled to one vote for each such share upon each matter presented to the stockholders, (y) the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and (z) holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

FIFTH. Except as otherwise provided pursuant to the terms of any Preferred Stock Designation, the Board of Directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number as practicable and any increase or decrease in the number of directors shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one. The initial Class I, Class II and Class III directors shall be set forth in a resolution adopted by the affirmative vote of at least two-thirds of the Board of Directors of the Corporation. Except as otherwise provided pursuant to the terms of any Preferred Stock Designation, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending at the annual meeting of stockholders in 2013, each initial director in Class II shall serve for a term ending at the annual meeting of stockholders in 2014, and each initial director in Class III shall serve for a term ending at the annual meeting of stockholders in 2015.

SIXTH. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. Except as otherwise provided in a Preferred Stock Designation, the total number of directors constituting the entire Board of Directors shall be fixed from time to time by resolution of the Board of Directors. Other than as set forth in the bylaws of the Corporation, vacancies and newly created directorships shall be filled exclusively pursuant to a resolution adopted by the Board of Directors.

SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. The stockholders may also adopt, amend, or repeal the bylaws of the Corporation, but only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of stock of the Corporation then outstanding and entitled to vote thereon.

EIGHTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, or repeal.

NINTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article. Notwithstanding the foregoing, any proposal to alter, amend, change or repeal, or adopt any provision inconsistent with, any provision of this Certificate of Incorporation shall require the affirmative vote of the holders of two-thirds of all shares of each class or series of stock of the Corporation then outstanding and entitled to vote thereon voting together as a single class.

TENTH. No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders, including the election or removal of directors, may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ELEVENTH. Any corporate action required to be taken by the holders of any class or series of stock of the Corporation pursuant to Subchapters VIII, IX, and X of the General Corporation Law (or any successor subchapters) shall require the affirmative vote of the holders of two-thirds of the voting power of all shares of each class or series of stock of the Corporation then outstanding and entitled to vote thereon voting together as a single class.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, Taylor & Martin Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 4th day of May, 2012.

/s/ Rod K. Cutsinger
Rod K. Cutsinger
President and Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]